EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2019 Results

New capital allocation policy repurposes $110 million in annual free cash flow, focused on deleveraging

MATTOON, Ill., Aug. 01, 2019 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company”) reported results for the second quarter 2019 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. ET.

Second Quarter 2019 Financial Summary:

  Revenue totaled $333.5 million
  Net cash from operating activities was $88.3 million
  Adjusted EBITDA was $131.4 million

Second Quarter 2019 Operational Summary:

  Fiber connections for wireless carriers under contract increased 5 percent
  Ethernet revenues increased 4 percent year over year
  Consumer broadband revenue grew more than 2 percent year over year

“Following our final dividend payment on May 1, we are now focused on our revised capital allocation plan, which is designed to achieve our deleveraging goal of less than 4.0x net debt to adjusted EBITDA in advance of refinancing our unsecured debt no later than mid-2021,” said Bob Udell, president and chief executive officer of Consolidated Communications.

“With the change in our capital allocation policy, we are now providing full-year 2019 adjusted EBITDA guidance," continued Udell. "The adjusted EBITDA for 2019 is estimated to be in the range of $520 million to $525 million. We believe the enhanced guidance demonstrates our confidence in our business plan and our commitment to executing on our deleveraging targets.”

“We are pleased with the performance of our carrier and consumer channels this quarter,” added Udell. "In the carrier channel, we increased our fiber connections 5 percent year over year. Consumer broadband revenue grew more than 2 percent year over year and was flat from the prior quarter with strong broadband revenue growth offsetting declines in voice and lower margin video revenue.”

Financial Results for the Second Quarter

  Revenues totaled $333.5 million, compared to $350.2 million for the second quarter of 2018, a decline of $16.7 million.  After normalizing for the sale of the Virginia properties in July 2018, revenue declined $15.3 million or 4.4 percent for the quarter.
    Commercial and carrier data and transport service revenue increased 1.1 percent or $900,000 on a comparable basis from a year ago.
    Consumer broadband revenue increased 2.4 percent or $1.5 million compared to a year ago, despite the sale of our Virginia properties and impacts related to last year’s Hurricane Michael impacting our Florida service area.
    Total Consumer revenue was largely flat from the first quarter of 2019 as broadband data increases offset voice and video revenue declines.
    Voice services revenue declined $10.6 million compared to a year ago across all customer channels.
    Subsidies decreased $2.8 million during the quarter, due to the final CAF step down in transitional revenues. Network access revenues declined $3.1 million.

  Income from operations was up and totaled $14.3 million compared to $5.4 million in the second quarter of 2018. The change was primarily due to declines in revenues, offset by reductions in operating expense of $11.1 million. Depreciation and amortization expense declined by $14.4 million due to acquired assets with a short remaining useful life becoming fully depreciated.
  Interest expense, net was $34.7 million, compared to $32.8 million for the same period last year. The change was due primarily to LIBOR increases, offset by a net benefit associated with interest rate hedge agreements put in place to maintain our fixed-debt target of 75 percent. As of June 2019, our weighted average cost of debt was approximately 5.6 percent.
  Cash distributions from the Company’s wireless partnerships totaled $10.6 million for the second quarter compared to $11.2 million for the prior year period.
  Other income, net was $9.1 million, compared to $12.8 million in the second quarter of 2018, due to lower income from the Company’s minority interest in wireless partnerships.
  On a GAAP basis, the net loss was ($7.3 million) and GAAP net loss per share was ($0.10). Adjusted diluted net loss per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net loss per share was ($0.03) in the second quarter of 2019, compared to ($0.10) in the second quarter of 2018.
  Adjusted EBITDA was $131.4 million compared to $135.8 million in the year ago quarter.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.41x.
  Capital expenditures were $66.4 million, due to seasonal construction and non-recurring expenditures associated with Hurricane Michael restoration and integration.

Financial Guidance

The Company updated its 2019 guidance as follows:

	2019 Updated Guidance	2019 Previous Guidance
Cash interest expense	$130 million to $135 million	$130 million to $135 million
(no change)
Cash income taxes/refund[1]	$1 million to $3 million	$1 million to $3 million
(no change)
Capital expenditures	$210 million to $220 million	$210 million to $220 million
(no change)
Adjusted EBITDA	$520 million to $525 million	N/A

(1) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Jobs Act of 2017 tax reform legislation that was enacted in December 2017.

Conference Call Information

Consolidated Communications will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss second quarter earnings and developments. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 6069567. A telephonic replay of the conference call will be available through Aug. 8 and can be accessed by calling 1-855-859-2056, conference ID 6069567.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA” and “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net loss per share” and “adjusted net loss attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons.  Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt.  The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges.  In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas;  various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt  restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

– Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	June 30,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$10,450	$9,599
Accounts receivable, net	133,535	133,136
Income tax receivable	11,380	11,072
Prepaid expenses and other current assets	45,231	44,336
Total current assets	200,596	198,143

Property, plant and equipment, net	1,872,312	1,927,126
Investments	112,154	110,853
Goodwill	1,035,274	1,035,274
Customer relationships, net	196,754	228,959
Other intangible assets	10,927	11,483
Other assets	57,693	23,423
Total assets	$3,485,710	$3,535,261

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,746	$32,502
Advance billings and customer deposits	46,892	47,724
Dividends payable	-	27,579
Accrued compensation	55,926	64,459
Accrued interest	9,955	9,232
Accrued expense	77,589	71,650
Current portion of long-term debt and finance lease obligations	29,003	30,468
Total current liabilities	264,111	283,614

Long-term debt and finance lease obligations	2,309,117	2,303,585
Deferred income taxes	174,631	188,129
Pension and other post-retirement obligations	298,571	314,134
Other long-term liabilities	80,107	30,145
Total liabilities	3,126,537	3,119,607

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 72,076,069 and 71,187,301, shares outstanding
as of June 30, 2019 and December 31, 2018, respectively	721	712
Additional paid-in capital	489,084	513,070
Accumulated deficit	(65,486)	(50,834)
Accumulated other comprehensive loss, net	(71,218)	(53,212)
Noncontrolling interest	6,072	5,918
Total shareholders' equity	359,173	415,654
Total liabilities and shareholders' equity	$3,485,710	$3,535,261

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net revenues	$333,532	$350,221	$672,181	$706,260
Operating expenses:
Cost of services and products	143,780	151,358	292,099	304,274
Selling, general and administrative expenses	78,148	81,695	152,515	167,680
Depreciation and amortization	97,304	111,741	196,547	219,640
Income from operations	14,300	5,427	31,020	14,666
Other income (expense):
Interest expense, net of interest income	(34,737)	(32,839)	(69,020)	(65,555)
Gain on extinguishment of debt	249	-	249	-
Other income, net	9,098	12,843	16,330	20,874
Loss before income taxes	(11,090)	(14,569)	(21,421)	(30,015)
Income tax benefit	(3,778)	(4,009)	(6,923)	(8,257)
Net loss	(7,312)	(10,560)	(14,498)	(21,758)
Less: net income attributable to noncontrolling interest	75	83	154	183

Net loss attributable to common shareholders	$(7,387)	$(10,643)	$(14,652)	$(21,941)

Net loss per basic and diluted common shares
attributable to common shareholders	$(0.10)	$(0.15)	$(0.21)	$(0.32)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
OPERATING ACTIVITIES
Net loss	$(7,312)	$(10,560)	$(14,498)	$(21,758)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	97,304	111,741	196,547	219,640
Deferred income taxes	-	-	-	2
Cash distributions from wireless partnerships in excess of (less than) earnings	(94)	(1,343)	(1,212)	519
Non-cash, stock-based compensation	1,814	1,538	3,312	2,216
Amortization of deferred financing	1,226	1,174	2,439	2,335
Other adjustments, net	149	1,075	546	3,415
Changes in operating assets and liabilities, net	(4,822)	(96)	(23,872)	(11,998)
Net cash provided by operating activities	88,265	103,529	163,262	194,371
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(66,374)	(64,032)	(119,768)	(124,840)
Proceeds from sale of assets	13,338	1,299	14,203	1,443
Distributions from investments	-	-	329	233
Other	(450)	-	(450)	-
Net cash used in investing activities	(53,486)	(62,733)	(105,686)	(123,164)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	56,000	49,000	107,000	76,000
Payment of finance lease obligations	(3,304)	(3,104)	(6,811)	(6,027)
Payment on long-term debt	(51,587)	(59,588)	(97,175)	(91,176)
Repurchase of senior notes	(4,294)	-	(4,294)	-
Dividends on common stock	(27,868)	(27,602)	(55,445)	(55,019)
Net cash used in financing activities	(31,053)	(41,294)	(56,725)	(76,222)
Net change in cash and cash equivalents	3,726	(498)	851	(5,015)
Cash and cash equivalents at beginning of period	6,724	11,140	9,599	15,657
Cash and cash equivalents at end of period	$10,450	$10,642	$10,450	$10,642

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Commercial and carrier:
Data and transport services (includes VoIP)	$88,538	$87,603	$176,664	$173,628
Voice services	47,136	51,322	95,206	103,483
Other	13,390	14,237	28,566	26,100
	149,064	153,162	300,436	303,211
Consumer:
Broadband (VoIP and Data)	64,068	62,545	127,153	125,656
Video services	20,341	22,065	41,077	44,899
Voice services	45,235	51,616	91,114	103,678
	129,644	136,226	259,344	274,233

Subsidies	18,134	20,979	36,293	46,234
Network access	34,198	37,338	70,789	77,053
Other products and services	2,492	2,516	5,319	5,529
Total operating revenue	333,532	350,221	672,181	706,260
Less operating revenues from divestitures	-	(1,417)	-	(2,871)
	$333,532	$348,804	$672,181	$703,389

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Commercial and carrier:
Data and transport services (includes VoIP)	$88,538	$88,126	$88,152	$87,633	$87,603
Voice services	47,136	48,070	49,301	50,091	51,322
Other	13,390	15,176	16,389	13,906	14,237
	149,064	151,372	153,842	151,630	153,162
Consumer:
Broadband (VoIP and Data)	64,068	63,085	63,598	63,865	62,545
Video services	20,341	20,736	21,649	21,790	22,065
Voice services	45,235	45,879	47,597	50,757	51,616
	129,644	129,700	132,844	136,412	136,226

Subsidies	18,134	18,159	17,948	19,189	20,979
Network access	34,198	36,591	37,382	38,147	37,338
Other products and services	2,492	2,827	2,734	2,686	2,516
Total operating revenue	333,532	338,649	344,750	348,064	350,221
Less operating revenues from divestitures	-	-	-	(466)	(1,417)
	$333,532	$338,649	$344,750	$347,598	$348,804

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss	$(7,312)	$(10,560)	$(14,498)	$(21,758)
Add (subtract):
Income tax benefit	(3,778)	(4,009)	(6,923)	(8,257)
Interest expense, net	34,737	32,839	69,020	65,555
Depreciation and amortization	97,304	111,741	196,547	219,640
EBITDA	120,951	130,011	244,146	255,180

Adjustments to EBITDA (1):
Other, net (2)	7,374	4,118	12,699	10,634
Investment income (accrual basis)	(10,750)	(12,535)	(19,351)	(20,324)
Investment distributions (cash basis)	10,628	11,224	17,918	20,694
Pension/OPEB expense	1,603	1,455	3,207	2,827
Gain on extinguishment of debt	(249)	-	(249)	-
Non-cash compensation (3)	1,814	1,538	3,312	2,216
Adjusted EBITDA	$131,371	$135,811	$261,682	$271,227

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Reconciliation of Net Loss to Adjusted EBITDA Guidance
(Dollars in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2019
	Range
	Low	High
Net loss	$(22)	$(12)
Add (subtract):
Income tax benefit	(11)	(6)
Interest expense, net	138	133
Depreciation and amortization	390	385
EBITDA	495	500

Adjustments to EBITDA (1):
Other, net (2)	12	12
Pension/OPEB expense	6	6
Non-cash compensation (3)	7	7
Adjusted EBITDA	$520	$525

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, acquisition and non-recurring related costs, gain on the extinguishment of debt and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that we are explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, we have used ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable about the outlook for the non-GAAP financial metrics, we fully expect that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

June 30,
Summary of Outstanding Debt:	2019
Term loans, net of discount $6,304	$1,787,584
Revolving loan	41,000
Senior unsecured notes due 2022, net of discount $2,611	492,784
Finance leases	26,708
Total debt as of June 30, 2019	$2,348,076
Less deferred debt issuance costs	(9,956)
Less cash on hand	(10,450)
Total net debt as of June 30, 2019	$2,327,670

Adjusted EBITDA for the twelve
months ended June 30, 2019	$527,749

Total Net Debt to last twelve months
Adjusted EBITDA	4.41x

Consolidated Communications Holdings, Inc.
Adjusted Net Loss and Net Loss Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss	$(7,312)	$(10,560)	$(14,498)	$(21,758)
Integration and severance related costs, net of tax	4,595	2,735	8,006	7,458
Storm costs (recoveries), net of tax	(506)	(459)	(256)	1,716
Gain on extinguishment of debt, net of tax	(164)	-	(169)	-
Local switching support settlement, net of tax	-	-	-	(2,891)
Non-cash interest expense for swaps, net of tax	(10)	213	238	1,923
Non-cash stock compensation, net of tax	1,195	1,115	2,242	1,607
Adjusted net loss	$(2,202)	$(6,956)	$(4,437)	$(11,945)

Weighted average number of shares outstanding	70,813	70,598	70,813	70,598
Adjusted diluted net loss per share	$(0.03)	$(0.10)	$(0.06)	$(0.17)

Notes:
Calculations above assume a 34.1% and 27.5% effective tax rate for the three months ended and 32.3% and 27.5% for the six months ended June 30, 2019 and 2018, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	June 30,	March 31,	% Change	June 30,	% Change
	2019	2019	in Qtr	2018	YOY

Voice Connections	873,269	887,357	(1.6%)	936,576	(6.8%)

Data and Internet Connections	783,008	780,720	0.3%	783,886	(0.1%)

Video Connections	89,531	91,269	(1.9%)	97,853	(8.5%)

Business and Broadband as % of total revenue (1)	76.2%	76.3%	(0.1%)	74.5%	2.3%

Fiber route network miles (long-haul and metro)	37,167	36,987	0.5%	36,568	1.6%

On-net buildings	11,164	10,702	4.3%	9,674	15.4%

Consumer Customers	609,876	616,091	(1.0%)	649,561	(6.1%)

Consumer ARPU	$70.86	$70.17	1.0%	$69.47	2.0%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.
(2) The sale of our local exchange carrier in Virginia resulted in a reduction of approximately 4,110 voice connections, 2,900 data and Internet connections and 4,340 consumer customers in the third quarter of 2018. Prior period amounts have been adjusted to reflect the sale.